Eaton Vance Management Two International Place Boston, MA 02110 (617)482-8260 www.eatonvance.com

Effective as of May 29, 2012

To eUnitsTM 2 Year U.S. Market Participation Trust II: Upside to Cap / Buffered Downside

With Reference to the Investment Advisory and Administrative Agreement entered into by Eaton Vance Management (“Eaton Vance”) with eUnitsTM 2 Year U.S. Market Participation Trust II: Upside to Cap / Buffered Downside (the “Fund”) we hereby notify you of the following:

In connection with the organization and initial offering of the common shares of the Fund, Eaton Vance hereby agrees to (i) pay all organizational costs of the Fund and (ii) pay all offering costs of such offering of the Fund (other than sales load).

The instrument is executed under seal and shall be governed by Massachusetts Law.

Very truly yours,
EATON VANCE MANAGEMENT

By:	/s/ Duncan W. Richardson
Name:	Duncan W. Richardson
Title:	President, and not Individually

ACCEPTED AND AGREED TO

ON BEHALF OF THE FUND

By:	/s/ Barbara E. Campbell
Name:	Barbara E. Campbell
Title:	Treasurer, and not Individually

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